Exhibit 99.1

Chico’s FAS, Inc. to Review Revised Unsolicited Proposal from Sycamore Partners

Company Notes that the Chico’s FAS Board Has Already Reviewed and Unanimously Rejected Higher Proposal Previously Submitted by Sycamore

Company Highlights Strong Support from Numerous Shareholders for Actions Underway and Progress Being Made Under New Priorities for Growth and Value Creation

FORT MYERS, Fla. – June 19, 2019 – Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today confirmed that it has received a revised unsolicited proposal from Sycamore Partners (“Sycamore”) to acquire the Company for $3.00 per share in cash.

Consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, the Chico’s FAS Board of Directors (the “Board”) will carefully review Sycamore’s revised proposal to determine the course of action that it believes is in the best interests of Chico’s FAS shareholders.

The Company noted that the Chico’s FAS Board has already reviewed and unanimously rejected a previous higher-priced proposal from Sycamore submitted on May 10, 2019 to acquire the Company for $3.50 per share. The Board determined that the previously submitted proposal substantially undervalued Chico’s FAS and was not in the best interests of Chico’s FAS shareholders.

Notably, numerous Chico’s FAS shareholders have expressed to management that they support the Board’s previous decision to reject Sycamore’s proposal and share the view that Sycamore’s proposal is inadequate.

Shareholders also support the actions underway to improve performance and value creation.

As detailed on the Company’s first quarter 2019 earnings call, the Chico’s FAS Board has recently made significant changes to the Company’s leadership and reset priorities for growth and value creation. Actions are now underway across all brands with a focus on three distinct areas that will positively impact results. These include driving stronger sales through improved product and marketing; optimizing the customer journey by simplifying, digitizing and extending the Company’s unique and personalized service; and transforming its sourcing and supply chain operations to increase product speed to market and improve quality.

Chico’s FAS is also benefitting from leaders who have implemented successful turnarounds at other major apparel retailers, and the Board’s search for a new CEO is ahead of plan.

The Board is confident that the actions the Company is taking are the right steps to position Chico’s FAS to achieve its objectives.

The Chico’s FAS Board intends to respond to Sycamore’s latest unsolicited proposal in due course. Chico’s FAS shareholders do not need to take any action at this time.

Goldman Sachs & Co. LLC is serving as financial advisor to Chico’s FAS, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel.

ABOUT CHICO'S FAS, INC.
The Company, through its brands – Chico's, White House Black Market, Soma and TellTale™ is a leading omnichannel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of May 4, 2019, the Company operated 1,410 stores in the U.S. and Canada and sold merchandise through 84 international franchise locations in Mexico and one domestic franchise airport store. The Company's merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third party channels.

For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements relate to, among other things, expectations, estimates and projections regarding the brand's new product initiatives and are identified by use of the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "outlook," "predict," "project," "should," "strategy," "target," "will," "would," "potential" and similar terms. Factors that could cause actual results to differ include, but are not limited to: the extent of the market demand and overall level of spending for women's private branded clothing and related accessories; the effectiveness of our brand awareness and marketing programs; the ability to successfully execute our business strategies and to achieve the expected results from them; and the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate. Other risk factors for the Chico's FAS, Inc.'s business are detailed from time to time in the Chico's FAS, Inc.'s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating forward looking statements contained herein.

Contacts:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Barrett Golden / Leigh Parrish
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449